Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 13th day of January, 2011 is entered into by and among BioHorizons, Inc. (“Parent”), BioHorizons Implant Systems, Inc., a subsidiary of BioHorizons, Inc. (“Subsidiary”) (collectively, the “Company”), and David A. Wall (the “Executive”).

WHEREAS, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.                                      TERM OF EMPLOYMENT.

1.1                               Executive’s employment with the Company as stated in Section 2 shall commence on June 14, 2010 (the “Commencement Date”) and shall continue upon the terms set forth in Section 1.2 and 1.3 of this Agreement.

1.2                               Unless either Executive or the Company sooner terminates the employment as set forth herein, the term of Executive’s employment shall be three years from the Commencement Date (the “Initial Term”).

1.3                               The Initial Term shall be automatically renewed as of each anniversary of the Commencement Date for an additional twelve-month period unless the Company or Executive delivers to the other, at least 30 days prior to each anniversary date, written notice specifying that Executive’s employment will not be renewed at the end of the then-applicable term of the Agreement. The Initial Term and any such renewal terms are hereinafter called the “Agreement Term”.

2.                                      TITLE AND CAPACITY.

2.1                               The Company will employ Executive, and Executive agrees to work for the Company, as its Chief Financial Officer, to perform the duties and responsibilities inherent in such position and such other duties and responsibilities consistent with such position as the Chief Executive Officer and the Company’s Board of Directors (the “Board”) shall from time to time assign to him, including but not limited to, responsibility for all finance and accounting functions of the Company, all of which functions shall report directly or indirectly to him.  Executive shall report directly to the Chief Executive Officer and shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Chief Executive Officer, which authority shall be sufficient to perform his duties hereunder.  Executive shall devote his full business time and best efforts in the performance of the foregoing services, provided that he may accept other board memberships or participate in charitable and similar organizations which are not in conflict with his primary responsibilities and obligations to the Company.

3.                                      COMPENSATION AND BENEFITS.

3.1                               Salary. While Executive is employed hereunder, the Company shall pay Executive an annual base salary of $275,000.00, less applicable payroll withholdings and deductions, which shall be payable in accordance with the Company’s customary payroll practices.

3.2                               Incentive Bonus.  Executive shall be eligible to receive an annual cash incentive bonus (the “Incentive Bonus”) each year of his employment hereunder, pursuant to the terms and conditions of the Company’s bonus plan in effect for similarly-situated executives (for 2010, the “2010 Bonus Plan”). The amount, if any, of Executive’s Incentive Bonus for calendar year 2010 shall be pro-rated based on Executive’s Commencement Date and number of months worked during the 2010 calendar year, and shall not exceed a maximum amount of fifty percent (50%) of Executive’s annual base salary (unless otherwise permitted pursuant to the terms and conditions of an applicable Company bonus plan).  The payment of the Incentive Bonus, if any, shall be less applicable payroll withholdings and deductions, and shall be paid to Executive in no event later than March 15th of the calendar year immediately following the calendar year in which it was earned. Executive must be employed by the Company at the time that the Incentive Bonus is paid in order to be eligible for, and to be deemed as having earned, such Incentive Bonus.

3.3                               Transaction Bonus. Executive shall be eligible to receive a cash transaction bonus (the “Transaction Bonus”) of $500,000.00 in the event that a “Change in Control” (as defined below) occurs prior to an initial public offering (the “IPO”) of the Parent’s common stock.  The payment of the Transaction Bonus shall be less applicable payroll withholdings and deductions, and shall be paid to Executive within thirty (30) days following such Change in Control, and in no event later than March 15th of the calendar year immediately following the calendar year in which it was earned. Executive must be employed by the Company at the time that the Change in Control is consummated in order to be eligible for, and to be deemed as having earned, such Transaction Bonus.

For purposes of this Agreement, a “Change in Control” means occurrence of the following events on a date after the Effective Date of this Agreement (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Parent representing 50% or more of the total voting power represented by the Parent’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Parent or its affiliates or by any employee benefit plan of the Parent) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or (ii)  (A) A merger or consolidation of the Parent whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of theParent or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the stockholders of the Parent approve an agreement for the sale or disposition by the Parent of all or substantially all of the Parent’s assets (“Asset Sale”).  “Asset Sale” shall also include the occurrence of the following events on a date after the Effective Date of this Agreement: (i) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Subsidiary representing 50% or more of the total voting power represented by the Subsidiary’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Subsidiary or its affiliates or by any employee benefit plan of the Subsidiary) pursuant to a transaction or a series of related transactions which its Board of Directors does not approve; or (ii)  (A) A merger or consolidation of the Subsidiary whether or not approved by its  Board of Directors, other than a merger or consolidation which would result in the voting securities of the Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Subsidiary or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the stockholders of the Subsidiary approve an agreement for the sale or disposition by the Subsidiary of all or substantially all of the Subsidiary’s assets.

3.4                               Equity Incentive.  On the effective date of the IPO of Parent’s common stock, Executive shall be granted the greater of $1,000,000.00 worth of common stock of Parent or 10% of the total number of shares then available for issuance under the Parent’s Amended and Restated 2010 Employee, Director and Consultant Stock Plan, as such plan may be amended, restated or superseded as of the effective date of the IPO of Parent’s common stock, which shares granted to Executive shall be subject to forfeiture to Parent on the terms and conditions set forth in this paragraph and in the form of restricted stock agreement to be issued to Executive at the date of grant. The corresponding number of shares of common stock of Parent to be granted to Executive shall be determined based on the offering price to the public of the Parent’s common stock as set forth in the final prospectus filed with the Securities and Exchange Commission in connection with the IPO of Parent’s common stock. If the board of directors of the Parent determines not to move forward with an IPO of Parent’s common stock at any time before, or an IPO of Parent’s common stock is not effective by, March 31, 2011, Executive shall be granted as soon as practicable after such determination or date, $1,000,000.00 worth of shares  of Parent. The number and class or series of shares shall be based on the then fair market value as determined in good faith by the board of directors of Parent.  Any shares issued pursuant to this paragraph will no longer be subject to forfeiture to Parent upon termination of service, and the shares will vest at the rate of 33 1/3% per year over a 3 year period commencing on the first anniversary of the Commencement Date.  The shares shall no longer be subject to forfeiture to Parent and shall be deemed fully vested upon a Change in Control.

3.5                               Relocation. The Company agrees to reimburse Executive for documented and appropriate relocation expenses: (a) in an amount not to exceed $5,000 for costs associated with travel to and from the Boston area while securing housing in the Birmingham, Alabama vicinity; (b) for up to six (6) months of temporary housing in Birmingham, Alabama; (c) for moving Executive’s family and tangible possessions to the Birmingham, Alabama vicinity; and (d) in an amount not to exceed $50,000 for closing costs associated with the sale of Executive’s current primary residence. Reimbursement for the relocation expenses described above shall be pursuant to Section 3.6 below. The relocation expenses will be reimbursed on a fully grossed-up, tax-neutral basis.  If the relocation expenses are subject to withholding for income taxes, the Company will pay to Executive an amount such that Executive’s net after tax benefit or payment with respect to the reimbursement of the relocation expenses is not less than the net after tax benefit or payment Executive would have received if the reimbursement of the relocation expenses had not been subject to withholding for income taxes.

3.6                               Reimbursement of Expenses. The Company will reimburse Executive for the relocation expenses described in Section 3.5 above as well as for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred.  Any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code and the rules and regulations thereunder, including, where applicable, the requirement that: (a) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (d) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

3.7                               Fringe Benefits. Executive shall be entitled to participate in all benefit programs the Company establishes and makes available to its executive employees, including health care plans and life insurance plans. To the extent permitted by law and applicable benefit plans, Executive shall be given credit for time in service with Subsidiary and shall not be subject to any pre-existing condition limitations or similar limitations.  Executive shall also be entitled to take fully paid vacation of 20 business days in each calendar year, to be taken in accordance with Company policy and consistent with the needs of the business.  Executive understands that, except when prohibited by applicable law, the Company’s benefit plans and fringe benefits may be amended by the Company from time to time in its sole discretion.

4.                                      EFFECT OF TERMINATION BY THE COMPANY

4.1                               In the event that the Company terminates Executive’s employment other than for “Cause” as defined in Section 4.2, or Executive terminates his employment voluntarily for “Good Reason” as defined in Section 4.3 (regardless of whether such termination or resignation, as applicable, occurs in the context of a Change in Control), Executive executes and does not revoke a full release of claims (the “Release”) in the form and of a scope reasonably acceptable to the Company within sixty (60) days following the effective date of the termination (the “Termination Date”), the Release becomes binding and irrevocable at that time, and Executive does not breach any provision of this Agreement, the Company shall, commencing on the sixtieth (60th) day following the Termination Date: (a) pay to Executive Executive’s then-current base salary for a period of twelve (12) months (if the termination or resignation occurs during the first year of employment) or nine (9) months (if the termination or resignation occurs after the first year of employment) in accordance with the Company’s regular payroll practices, (b) if the Employee exercises his right under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) to continue participation in the Company’s health insurance plan, the Company shall pay its normal share of the costs for such coverage for a period of twelve (12) months (if the termination or resignation occurs during the first year of employment) or a period of nine (9) months (if the termination or resignation occurs after the first year of employment) (the applicable coverage being retroactive to the Termination Date) to the same extent that such insurance is provided to persons then currently employed by the Company (the Employee’s co-pay, if any, shall be deducted from the payments described in subsection (a) or, if no such payments remain to be paid, shall be paid directly to the Company within seven (7) days of receipt of notice of such payment due); and (c) pay to the Employee an amount equal to a pro-rated (based on the Termination Date) portion of the target amount of annual bonus to which the Employee would have been entitled had the Employee remained employed through the conclusion of the year to which such annual bonus relates and met all eligibility requirements for such target amount of annual bonus.

4.2                               For the purposes of Section 4, “Cause” for termination shall be deemed to exist upon the occurrence of any of the following:

(a)                                  A good faith finding by the Board of Directors or a Committee appointed thereby that Executive has engaged in dishonesty, gross negligence or gross misconduct which if curable, has not been cured by Executive within 30 days after he has received written notice from the Company stating with reasonable specificity the nature of such conduct;

(b)                                  Willful misconduct that materially injures the Company, whether such harm is economic or non-economic, including, but not limited to, injury to the Company’s business or reputation;

(c)                                  Executive’s conviction or entry of nolo contendere to any felony or crime involving moral turpitude, fraud or embezzlement;

(d)                                  Executive’s failure to perform the functions assigned to him by his direct supervisor, or the CEO, or the Board of Directors; or

(e)                                  Executive’s material breach of this Agreement, including but not limited to Section 6, including all subparts, hereof.

4.3                               For the purposes of Section 4, a resignation by Executive for “Good Reason” shall be deemed to exist upon the occurrence of any of the following:

(a)                                  The Company materially diminished the Executive’s base salary;

(b)                                  The Company materially diminished the Executive’s authority, duties or responsibilities as Chief Financial Officer; or

(c)                                  The Company required the Executive to relocate permanently to an office more than fifty 50 miles from the Company’s offices at which he performed services as of the date he commenced employment with the Company.

Notwithstanding the foregoing, the foregoing occurrences shall not constitute Good Reason unless the Company has failed to cure the acts or omissions giving rise to resignation by the Executive for Good Reason within thirty (30) days of receiving written notice (the “Good Reason Notice”) from the Executive stating his intent to resign his employment for Good Reason and specifying the Company’s acts or omissions giving rise to Good Reason, and the Executive has provided the Good Reason Notice to the Company within ninety (90) days of the dates the acts or omissions giving rise to Good Reason first arose.  The Executive’s resignation for Good Reason shall become effective on the thirty-first (31st) day following the date the Company receives the Good Reason Notice.

4.4                               The covenants set forth in Sections 6 and 7, including all subparts, shall survive the termination of Executive’s employment.

5.                                      SEPARATION FROM SERVICE

5.1                               The payments provided for in Section 4.1 are intended to be an involuntary separation pay plan, with respect to a termination without Cause and resignation for Good Reason, pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), and thus not “nonqualified deferred compensation” subject to Section 409A of the Code.  The following interpretations apply to Section 4.1 for any other termination of employment, or if Section 4.1 is deemed to provide benefits that are deemed to be “nonqualified deferred compensation” with respect to a termination without Cause or resignation for Good Reason.  Any termination of the Employee’s employment under Section 4.1 of this Agreement triggering payment of benefits must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence.  To the extent that the termination of the Employee’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Employee to the Company at the time the Employee’s employment terminates), any benefits payable under Section 4.1 that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).  For purposes of clarification, this Section shall not cause any forfeiture of benefits on the Employee’s part, but shall only act as a delay until such time as a “separation from service” occurs.  Further, if the Employee is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the Termination Date and the payment of the amounts described in Section 4.1 constitute non-qualified deferred compensation, the payment of which would result in penalties under Section 409A of the Code, then such payment shall be delayed until the business day following the six-month anniversary of the Termination Date, but only to the extent necessary to avoid such penalties under Section 409A of the Code.  On the business day following the six-month anniversary of the Termination Date, the Company shall pay the Employee in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Employee prior to that date under Section 4.1 of this Agreement.  It is intended that each installment of the payments and benefits provided under Section 4.1 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code.  Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

6.                                      PROTECTED INFORMATION, NONDISCLOSURE AND NONCOMPETITION

6.1                               Definition of Protected Information.

(a)                                  For purposes of this Agreement, the term “Protected Information” shall mean all of the following materials and information (whether or not reduced to writing and whether or not patentable or protectable by copyright) which Executive receives, receives access to, created, conceived or developed, in whole or in part, directly or indirectly, alone or with others and whether or not conceived or developed during regular business hours, in connection with his employment with the Company or in the course of his employment with the Company (in any capacity, whether executive, managerial, planning, technical, sales, research, development, manufacturing, Engineering, or otherwise), or through the use of any of the Company’s facilities or resources:

(i)                                    Production processes, marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, quoting procedures, financial information, customer, client and prospect names and requirements, employee, customer, supplier and distributor data and other materials or information relating to the Company’s business and activities and the manner in which the Company does business;

(ii)                                Discoveries, concepts, plans and ideas including, without limitation, the nature and results of research and development activities, processes, formulas, inventions, dental implant related materials, equipment or technology, programs, systems, manuals, reports, drafts, techniques, “know-how,” designs, drawings and specifications;

(iii)                            Any other materials or information related to the business or activities of the Company which are not generally known to others engaged in similar businesses or activities;

(iv)                               Any information and materials received by the Company from third parties in confidence (or subject to non-disclosure or similar covenants); and

(v)                                   All ideas which are derived from or relate to Executive’s access to or knowledge of any of the above enumerated materials and information.

(b)                                  Failure to mark any of the Protected Information as confidential, proprietary or Protected Information shall not affect its status as part of the Protected Information under the terms of this Agreement.

(c)                                  For purposes of this Agreement, the term “Protected Information” shall not include information which is or becomes publicly available without breach of (i) this Agreement, (ii) any other agreement or instrument to which the Company is a party, or a beneficiary or (iii) any duty owed to the Company by Executive or any third party; provided, however, that Executive hereby acknowledges and agrees that, except as otherwise provided in Section 7.2 hereof, if Executive shall seek to disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any Protected Information, he shall have the burden of proving that any such information shall have become publicly available without any such breach.

6.2                               Ownership of Information.  Executive covenants and agrees that all right, title and interest in any Protected Information shall be and shall remain the exclusive property of the Company (or third party, as the case may be) and, to the maximum extent permitted by applicable law, shall be deemed “works made for hire” as the term is used in the United States Copyright Act; provided, however, that the foregoing shall not apply to any invention for which no equipment, supplies, facility, or Protected Information of the Company was used, which was developed entirely on Executive’s own time, and which does not (i) relate to the business of the

Company, (ii) relate to the Company’s actual or demonstrably anticipated research or development or (iii) result from any work performed by Executive for the Company. Executive agrees to disclose immediately to the Company all Protected Information developed in whole or in part by Executive during the term of Executive’s employment with the Company and to assign to the Company any right, title or interest he may have in such Protected Information. Executive agrees to execute any instruments and to do all other things reasonably requested by the Company (both during and after Executive’s employment with the Company) in order to secure the Company’s rights in the Protected Information, including obtaining a patent, registering a copyright, or otherwise (and I hereby irrevocably appoint the Company and any of its officers as my attorney in fact to undertake such acts in my name).  Executive agrees that his obligation to execute written instruments and otherwise assist the Company in securing its rights in the Protected Information will continue after the termination of his employment for any reason.

6.3                               Covenants Not to Solicit or Hire Employees.  It is recognized and understood by the Company and Executive that the employees of the Company are an integral part of its business and that it is extremely important for the Company to use its maximum efforts to prevent it from losing such employees. It is therefore understood and agreed by both parties that, because of the nature of the Company’s business, it is necessary to afford fair protection to the Company from the loss of such employees. Consequently, as a material inducement to the Company to enter into this Agreement and to continue to employ Executive, Executive covenants and agrees that, for the period commencing on the date of Executive’s termination of employment for any reason whatsoever and ending one (1) year after Executive’s termination of employment with the Company, Executive shall not, directly or indirectly, hire or engage or attempt to hire or engage, or communicate for business purposes with any individual who shall have been an employee of the Company at any time during the one (1) year period prior to the date of Executive’s termination of employment with the Company, whether for or on behalf of the Company or for any entity in which Executive shall have a direct or indirect interest (or any subsidiary or affiliate of any such entity), whether as a proprietor, partner, co-venturer, financier, investor, or stockholder, director, officer, employer, employee, servant, agent, representative, or otherwise.

6.4                               Non-competition and Non-solicitation.

(a)                                  The parties acknowledge that as prime consideration for the obligations of the Company hereunder, Executive has agreed and represented that for and during the duration of his employment, and during a period of one (1) year from the date of his termination of employment for any reason whatsoever, he will not directly or indirectly:

(i)                                    Provide services to, own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business (existing on the date that Executive’s employment with the Company terminates and/or during the one-year period thereafter) that is or has current plans to be in competition with the Company or any of its subsidiaries or affiliates within any area in which the Company conducts its business on the date that Executive’s employment with the Company terminates.  Notwithstanding the foregoing, Executive’s ownership of securities of a public company engaged in competition with the Company not in excess of two percent (2%) of any class of such securities shall not be considered a breach of the covenants set forth herein; or

(ii)                                Contact, call upon, communicate, solicit or sell or attempt to contact, call upon, communicate, solicit or sell any services or products which are provided by or dealt in by, the Company to any of the present customers of the Company, to any past customers of the Company who were customers during the period of Executive’s employment or to any prospective customers of the Company’s whom Executive solicited during the period of his employment. It is the intent of Executive and the Company to preserve the exclusivity of the Company’s customer relations, special knowledge, trade secrets and experience gained or to be gained in the future by Executive during his association with the Company, recognizing that if such customer relations, experience, knowledge and trade secrets were made available to competitors of the Company, it would irreparably damage the Company’s business.

6.5                               Tolling.  If Executive violates the restrictions set out in Sections 6.3 and 6.4, the period during which the prohibitions set forth therein shall apply shall be extended one (1) day for each day in which a violation occurs, and if suit is brought to enforce the Company’s rights under Sections 6.3 or 6.4, and the Company establishes one or more violations by Executive, the Company shall be entitled to an injunction restraining Executive from further violations for a period of one (1) year from the date of the final decree less only such number of days that Executive has not violated the covenants set forth in Sections 6.3 or 6.4.

6.6                               Injunctive Relief, Damages and Attorneys’ Fees.  Executive understands and agrees that the Company shall suffer irreparable harm in the event that Executive breaches any of his obligations under this Agreement and that monetary damages shall be inadequate to compensate the Company for such breach. Accordingly, Executive agrees that, in the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or to restrain any such breach by Executive, or by any or all of Executive’s partners, co-venturers, employers, employees, servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf or with Executive.  Executive further agrees that, in the event he breaches or threatens to breach of any of the provisions of this Agreement, the Company shall be entitled to recover all costs, including a reasonable attorney’s fee, incurred in enforcing or attempting to enforce this Agreement.

6.7                               Materials. All notes, data, tapes, reference items, sketches, drawings, memoranda, records, and other materials in any way relating to any of the Protected Information or to the Company’s business shall belong exclusively to the Company and Executive agrees to turn over to the Company all copies of such materials in Executive’s possession or under Executive’s control at the request of the Company or, in the absence of such a request, within three business days of the termination of Executive’s employment with the Company.

6.8                               Accounting for Profits; Indemnification.  Executive covenants and agrees that, if he shall violate any of his covenants or agreements under this Agreement, the Company shall be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remunerations or benefits which Executive directly or indirectly shall have realized or may realize relating to, growing out of or in connection with any such violation; such remedy shall he in addition to and not in limitation of any injunctive relief or other rights or remedies to which employer is or may be entitled at law or in equity or otherwise under this Agreement. Executive hereby agrees to defend, indemnify and hold harmless the Company against and in respect of, (i) any and all losses and damages resulting from, of any warranty, covenant or agreement made or contained in this Agreement; and (ii) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable attorneys’ fees) incident to the foregoing.

7.                                      REASONABLENESS OF RESTRICTIONS; SEVERABILITY

7.1                               EXECUTIVE HAS CAREFULLY READ AND CONSIDERED THE PROVISIONS OF SECTION 6, INCLUDING ALL SUBPARTS, AND HAVING DONE SO, AGREES THAT THE RESTRICTIONS SET FORTH IN SUCH SECTION ARE FAIR AND REASONABLE AND ARE REASONABLY REQUIRED FOR THE PROTECTION OF THE INTERESTS OF THE COMPANY AND ITS BUSINESS, OFFICERS, DIRECTORS, AND EMPLOYEES.  Executive further agrees that the restrictions set forth in this Agreement shall not impair his ability to secure employment within the field or fields of his choice including, without limitation. those areas in which Executive is, is to be or has been employed by the Company.

7.2                               It is the intent of the parties to enter into a reasonable-competition agreement, among other things, for the maximum period and the maximum extent enforceable under the laws of the State of Alabama, including, without limitation, Section 8-1-1 of the Alabama Code, and if its said geographic or temporal restrictions should be deemed unreasonable by a court of competent jurisdiction, the parties intend that such court should, in light of the facts and circumstances, reform this Agreement specifying the maximum permissible scope (in time, location and subject matter).

7.3                               The provisions of this Agreement shall be deemed severable and shall be construed to the fullest extent allowable under the applicable law. The invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof. Executive agrees that the breach or alleged breach by the Company of (i) any covenant contained in another agreement (if any) between the Company and Executive or (ii) any obligation owed to Executive by the Company, shall not affect the validity or enforceability of the covenants and agreements of Executive set forth in this Agreement.

8.                                      NO PRIOR AGREEMENTS

8.1                               Executive represents that his performance of all the terms of this Agreement and any services to be rendered as an employee of the Company, do not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired by Executive in confidence, trust or otherwise prior to Executive’s employment by the Company) to which Executive is a party or by the terms of which Executive may he bound. Executive covenants and agrees that he shall not disclose to the Company, or induce the Company to use, any, such proprietary information, knowledge or data belonging to any previous employer or others. Executive further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

9.                                      EMPLOYMENT AT WILL

9.1                               Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company shall continue to employee Executive, nor shall this Agreement affect in any way the right of Executive to terminate his employment with the Company at any time and for any reason whatsoever. Both Executive and the Company acknowledge that Executive’s employment is strictly “at will”.

10.                               BURDEN AND BENEFIT

10.1                        This Agreement shall be binding upon, and shall inure to the benefit of, the Company and Executive, and their respective heirs, personal and legal representatives, successors and assigns. As used in this Agreement, the term the “Company”, shall also include any corporation or entity which is a parent, subsidiary or affiliate of the Company. Executive hereby consents to the enforcement of any and all of the provisions of this Agreement by or for the benefit of the Company and any such other corporation or entity as to any Protected Information.

10.2                        The Company shall be entitled to assign this Agreement, in whole or in part, at any time without restrictions. Executive may not assign this Agreement or any part hereof without the prior written consent of the President of the Company. This consent may he withheld by the Company for any reason it deems appropriate.

11.                               GOVERNING LAW

11.1                        In view of the fact that the principal office of BioHorizons, Inc. is located in Birmingham, Alabama, and that the Agreement was negotiated, accepted and executed in the State of Alabama, it is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Alabama.

11.2                        Without prejudice to the Company’s right to bring suit in the courts of any jurisdiction, any proceeding to enforce the provisions of this Agreement or the declaration of any rights arising from the provisions of this Agreement shall only be brought by Executive and may be brought by the Company in the Circuit Court of Jefferson County, Alabama or, if federal jurisdictional requirements can be met, the United States District Court for the Northern District of Alabama. Executive hereby waives any present or future objection to such venue and irrevocably consents and submits to the non-exclusive jurisdiction in personam of such courts.

11.3                        THE COMPANY AND EXECUTIVE HEREBY EXPRESSLY AND KNOWINGLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER THE COMPANY OR EXECUTIVE AGAINST THE OTHER WITH RESPECT TO THIS AGREEMENT AND ITS SUBJECT MATTER.

12.                               EFFECTIVE DATE

12.1                        The Effective Date of this Agreement is the date the Agreement is fully executed by both the Company and Executive.

13.                               ENTIRE AGREEMENT

13.1                        This Agreement contains the entire agreement and understanding by and between the Company and Executive with respect to the subject matter herein, and no representations, promises, agreement or understanding, written or oral, not herein contained (including but not limited the June 2, 2010 offer letter between Executive and the Company) shall be of any force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced, moreover, no valid waiver or any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or shall be deemed a valid waiver of such provision at any other time.

14.                               AMENDMENT

14.1                        This Agreement may be amended, modified or supplemented only by written instrument executed by both the Company and Executive.

15.                               HEADINGS

15.1                        The Headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

16.                               COUNTERPART

16.1                        This Agreement may be executed in several counterparts, each of which shall he deemed to be an original but all of which together shall constitute one in the same instrument.

17.                               NOTICES

17.1                        Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notices to Executive shall be sent to the last known address in the Company’s records or such other address as Executive may specify in writing.  Notices to the Company shall be sent to Attention: Chair, Board of Directors, BioHorizons, Inc., or to such other Company representative as Company may specify in writing, with a copy to Michael Fantozzi, Esq., Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., 1 Financial Center, Boston, MA 02111.

18.                               SURVIVAL

18.1                        Except as otherwise provided herein, all provisions to this Agreement shall survive the termination of Executive’s employment with the Company.

READ THIS AGREEMENT CAREFULLY. BY SIGNING BELOW, THE PARTIES ACKNOWLEDGE THAT:  (1) EACH HAS REVIEWED THIS AGREEMENT FULLY AND CAREFULLY; (2) EACH HAS HAD AN OPPORTUNITY TO ASK QUESTIONS ABOUT ITS CONTENT; AND, (3) EACH HAS BEEN ADVISED BY COUNSEL OF HIS OR ITS OWN CHOOSING OR HAS DECIDED NOT TO RETAIN HIS OR ITS OWN COUNSEL.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth below.

Executive:	BioHorizons, Inc.:

/s/ David A. Wall	/s/ R. Steven Boggan
David A. Wall	R. Steven Boggan
President and CEO

01/13/11	01/13/11
Date	Date

BioHorizons Implant Systems, Inc.:

/s/ R. Steven Boggan
R. Steven Boggan
President and CEO

01/13/11
Date